                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 FORM 12b-25

                                        Commission File Number    0-32579
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                          NOTIFICATION OF LATE FILING

(Check One):  [X]Form 10-KSB  [ ]Form 11-K  [ ]Form 20-F  [ ]Form 10-QSB
              [ ]Form N-SAR

                 For Period Ended:  DECEMBER 31, 2001
                                    -----------------

                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR

                 For the Transition Period Ended:
                                                  ---------------------------

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                       PART I - REGISTRANT INFORMATION

Bluestar Enterprises, Inc.
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Full name of registrant

n/a
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Former name if applicable

1422 Chestnut Street, Suite 410
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Address of principal executive office (STREET AND NUMBER)

Philadelphia, Pennsylvania 19102
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City, state and zip code

                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate.)

[x]  (a)   |   The reasons described in reasonable detail in Part III of this
           |   form could not be eliminated without unreasonable effort or
           |   expense;
           |
     (b)   |   The subject annual report, semi-annual report, transition
           |   report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion
           |   thereof will be filed on or before the 15th calendar day
           |   following the prescribed due date; or the subject quarterly
           |   report or transition report on Form 10-Q, or portion thereof
           |   will be filed on or before the fifth calendar day following the
           |   prescribed due date; and
           |
     (c)   |   The accountant's statement or other exhibit required by Rule
           |   12b-25(c) has been attached if applicable.

                             PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q,
N-SAR or the transition report portion thereof could not be filed within the prescribed time period.  (Attach extra sheets if needed.)

         The Registrant is attempting to obtain all the necessary
         documentation of the information required for inclusion in such report.  As a result, the Registrant's Form 10-KSB could not be filed accurately within the prescribed period without unreasonable effort and expense.

                         PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notification

               William Tay                  215                 893-3662
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                  (Name)                (Area Code)        (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
         Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                                [x] Yes  [ ] No

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes  [x] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Bluestar Enterprises, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 14, 2002                       By: /s/ William Tay
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                                           William Tay
                                           Its: President and Director

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.